Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of Standish, Ayer & Wood Master Portfolio:
Standish Fixed Income Portfolio, Standish High Yield Bond Portfolio, Standish Global Fixed Income Portfolio, and Standish Short-Term Asset Reserve Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants", "Experts and Financial Statements" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP



Boston, Massachusetts
April 30, 2003